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                                                                   Exhibit 10.60



                            MORTGAGE LOAN COMMITMENT


         MERRILL LYNCH CREDIT CORPORATION, or an affiliate or designee (collectively, "Lender") hereby issues this Mortgage Loan Commitment (this "Mortgage Loan Commitment") to one or more wholly-owned, special purpose, bankruptcy remote subsidiaries of TOWER REALTY OPERATING PARTNERSHIP, L.P. (collectively, "Borrower"), upon and subject to the following terms and conditions:


         1. Terms and Conditions. Unless otherwise specified herein, the loan (the "Loan") will be made in accordance with this Mortgage Loan Commitment and the Summary of Basic Loan Terms attached hereto and made a part hereof (the "Summary"). Capitalized terms not specifically defined herein shall have the same meanings as in the Summary.

         2. Acceptance of Mortgage Loan Commitment. This Mortgage Loan Commitment shall automatically become void unless Borrower accepts this Mortgage Loan Commitment by countersigning it and delivering it to Lender within ten (10) days after the date of this Mortgage Loan Commitment.

         3. Costs and Expenses. Whether or not the Loan Closing occurs, Borrower agrees to pay all reasonable costs and reasonable expenses incidental to this transaction as provided in the Summary. Notwithstanding the foregoing, in the event the Loan Closing does not occur as a result of a default of Lender, Borrower shall not be required to pay the aforementioned costs and expenses.

         4. Closing Conditions. Lender's obligation to fund and close the Loan is conditioned upon the satisfaction of each of the following conditions:

         (a) All documents required to be submitted by Borrower to Lender prior to the Loan Closing shall be satisfactory to Lender in its sole discretion.

         (b) All documentation evidencing, securing or executed in connection with the Loan (the "Loan Documents") must be satisfactory to Lender in its sole discretion. The Loan Documents
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shall include, without limitation, a Promissory Note (the "Note"), Mortgage,
Assignment of Leases and Rents (the "Assignment of Leases"), Cash Collateral Account, Pledge and Security Agreement (the "Cash Collateral Agreement"), and such other documents as Lender may require.

         (c) All conditions in the Summary and this Mortgage Loan Commitment have been fulfilled to the satisfaction of Lender in its sole discretion, and the Loan fulfills Lender's underwriting criteria.

         (d) No bankruptcy proceeding has been commenced or is threatened by or against Borrower or any of its affiliates.

         (e) There has been no material adverse change in the physical or financial condition of the Properties.

         (f) There has been no material adverse change in the financial condition of Borrower or any of its affiliates.

         (g) There has been no change in ownership of the Properties (other than a transfer to Borrower in connection with the initial public offering of shares in Tower Realty Trust, Inc.) or Borrower without Lender's prior written consent.

         (h) Borrower has not attempted to assign, encumber or otherwise transfer this Mortgage Loan Commitment.

         (i) All information provided by Borrower to Lender was true, correct and complete in all material respects through the dates provided, and shall remain true, correct and complete in all material respects through the Loan Closing, except as Borrower has disclosed in writing to Lender.

         (j) Borrower has paid all fees, deposits and expenses required by the Summary and this Mortgage Loan Commitment.

         (k) There exists no other fact, event or disclosure in connection with the Loan that could, in Lender's judgment, reasonably be expected to cause the Loan to become delinquent or adversely affect the value or marketability of the Loan or the Properties.

         (l) The consummation of the initial public offering of common stock, with Merrill Lynch Pierce Fenner & Smith as the lead underwriter, resulting in net proceeds to Tower Realty


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Trust, Inc. of not less than $250 million (inclusive of the concurrent private placements).

         5. Effect of Mortgage Loan Commitment. There is no understanding with respect to the Loan, whether written or oral, except as expressly set forth herein or expressly incorporated herein by reference. Prior receipt of any document will not constitute approval of that document unless expressly stated otherwise in writing. This Mortgage Loan Commitment and the Summary can only be changed by an instrument in writing signed by both parties.

         6. Attorneys' Fees. In the event of a dispute arising under this Mortgage Loan Commitment, the prevailing party shall be entitled to recover from the other its reasonable attorneys' fees and costs actually incurred.

         7. Lender's Obligations. The obligations of Lender, as expressed in this Mortgage Loan Commitment, and the Loan Documents when fully executed, shall constitute the sole obligations of Lender to Borrower or otherwise.

         8. Termination of Mortgage Loan Commitment. This Mortgage Loan Commitment shall terminate automatically upon the earlier to occur of (i) the passage of ten (10) days from the date hereof without Borrower's acceptance of this Mortgage Loan Commitment in accordance with Paragraph 2 hereof, or (ii) 120 days after the date this Mortgage Loan Commitment has been executed by Lender and accepted by Tower Realty Operating Partnership, L.P., on behalf of Borrower, if the Loan Closing has not occurred.


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                         I. SUMMARY OF BASIC LOAN TERMS

BORROWER ACKNOWLEDGES AND AGREES THAT THE FOLLOWING SUMMARY OF THE BASIC LOAN TERMS DOES NOT PURPORT TO BE COMPLETE AND THAT THE ACTUAL LOAN DOCUMENTS WILL CONTAIN PROVISIONS IN ADDITION TO THOSE SUMMARIZED BELOW.

         A. SINGLE PURPOSE ORGANIZATIONAL REQUIREMENTS: Title to the Properties (as hereinafter defined) must be held by one or more single purpose entity or entities, which will be the borrower of the Loan (collectively, the "Borrower"). A single purpose entity is one which holds no other assets and engages in no other business other than owning, holding and operating the Properties being financed. The single purpose entity shall be a bankruptcy remote entity, and as such, requires certain requirements and limitations in its organizational documents. If the Borrower is a corporation, it must have certain single purpose provisions in its charter and must have at least one independent director to be appointed by Borrower, subject to Lender's reasonable approval, and the board of directors of the corporation shall be prohibited from taking any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of the board of directors, including filing for bankruptcy, unless all of the directors, including the independent director shall have participated in the vote. If the single purpose entity is a limited liability company, each managing member of such company must be a single purpose bankruptcy remote entity and the articles of organization and/or operating agreement shall provide that such entity will dissolve only upon the bankruptcy of each managing member. If the single purpose entity is a limited partnership, each general partner must be a single purpose bankruptcy remote entity except that such general partners may act as the general partner for one or more Borrowers and the limited partnership agreement must contain certain single purpose provisions.

         B.  PROPERTIES:       The properties commonly known as follows:

                   Property
             1.    Tower 45
                   New York, NY

             2.    One Orlando Center
                   Orlando, FL

             3.    286 Madison Avenue
                   New York, NY


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             4.    290 Madison Avenue
                   New York, NY

             5.    292 Madison Avenue
                   New York, NY

         C. LOAN AMOUNT: $107,000,000. For mortgage tax purposes, $67,000,000 will be allocated to the Property commonly known as Tower 45 and $40,000,000 will be allocated to the Property commonly known as One Orlando Center. In addition, the Property known as One Orlando Center shall not include the adjacent 3.8 acre parcel, provided that Borrower shall deliver to Lender evidence acceptable to Lender that such adjacent parcel shall constitute a separate tax and zoning lot. $72,000,000 of the Loan will be disbursed to Borrower at the Loan Closing (as hereinafter defined), secured by mortgages encumbering the Property commonly known as One Orlando Center (the "Florida Mortgage") and the Properties commonly known as 286 Madison Avenue, 290 Madison Avenue and 292 Madison Avenue (collectively, the "Madison Properties") (it being understood that the existing mortgages (the "Existing Madison Mortgages") on such three properties will be assigned to Lender at the Loan Closing). Not later than fifty days after the Loan Closing (the "Final Funding Date") the balance of the Loan will be disbursed to Borrower, provided that the holder of the existing mortgage encumbering the Property commonly known as Tower 45 (the "Existing Tower Mortgage") assigns the Existing Tower Mortgage to Lender and satisfies the pre-conditions to disbursement set forth in the Existing Madison Mortgages. Simultaneously with the Final Funding, the liens of the Existing Madison Mortgages will be spread to the Property commonly known as Tower 45, the lien of the Existing Madison Mortgages will then be released from the properties underlying the Existing Madison Mortgages, and the liens on the property commonly known as Tower 45 will be consolidated and restated (the "Consolidated Mortgage"). The Consolidated Mortgage will be cross-defaulted and cross-collateralized with the Florida Mortgage (the "Mortgage"). The Florida Mortgage will secure an amount equal to $70,000,000 and the Consolidated Mortgage will secure an amount equal to $83,750,000; it being understood that Lender will work with the Borrower to minimize the amount of mortgage recording taxes payable by the Borrower.

         In the event the Existing Tower Mortgage is not assigned to Lender and/or the pre-conditions to disbursement are not met as of the Final Funding Date, Borrower shall deliver within sixty days after the Final Funding Date (such period herein referred to as the "First Additional Period"), at Bor-


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rower's expense, such information with respect to the Madison Properties as the
Lender may request in order to satisfy the market standards required by the rating agencies in connection with a securitization of the Existing Madison Mortgages, including an amendment to the Existing Madison Mortgage to increase the lien thereof to $40,000,000. During the First Additional Period, the principal amount of the Loan will bear interest at one hundred (100) basis points over the Initial Interest Rate (as defined in Paragraph E hereof). Failure to deliver the requested items during the First Additional Period shall be an Event of Default. If Lender determines that the loan documents with respect to the Existing Madison Mortgage and the Florida Mortgage would not be placed successfully in a securitization, Borrower shall have an additional period of six (6) months (the "Second Additional Period") in which to repay the principal amount and interest accrued thereon, during which time the principal amount of the Loan will bear interest at two hundred (200) basis points over the Initial Interest Rate (as defined in Paragraph E hereof). Failure to repay the Loan during the Second Additional Period shall be an Event of Default.

         D. MATURITY: The unpaid balance of the Loan (the "Loan Balance") shall be due and payable 30 years from the first day of the first month following the closing of the Loan (the "Loan Closing").

         E. INTEREST RATE: Until the Anticipated Repayment Date (as hereinafter defined), and except as set forth in Paragraph C above, the principal amount of the Loan will bear interest at ninety (90) basis points over the seven-year United States Treasury rate (the "Initial Interest Rate"). The Initial Interest Rate shall be fixed by Lender approximately one (1) business day prior to the Loan Closing or at the Loan Closing, at which rate the Loan shall bear interest from the Loan Closing until the date which is the 7th anniversary of the Loan Closing (the "Anticipated Repayment Date"). Thereafter the Loan will bear interest at the greater of (i) the Initial Interest Rate plus two (2) percentage points and (ii) the interpolated fifteen-year United States Treasury rate on the Anticipated Repayment Date plus two (2) percentage points (the "Revised Interest Rate"). The difference between the interest on the principal outstanding calculated at the Initial Interest Rate and the interest calculated at the Revised Interest Rate shall accrue and be added to the principal amount of the Loan and interest shall accrue thereon at the Revised Interest Rate.


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         F.  PAYMENTS: All payments shall be made by check or wire transfer and shall be due and payable on the first day of each month, commencing on the first day of the second month following the Loan Closing. Monthly installments of interest only shall be payable during the first two years of the Loan. Thereafter, monthly installments of interest and principal will be based on a 28 year amortization schedule computed on a monthly level debt service basis with a 360-day year of twelve 30-day months.

         G. LATE CHARGE AND DEFAULT RATE: A charge for the collection of late payments shall be required in an amount equal to five percent (5%) of any installment of principal and interest not paid on or before the tenth day after the due date for such payment. The "Default Rate" shall mean the per annum interest rate on the Note, plus five percent (5%) per annum and shall be payable on any payment of principal and interest not made on or before the due date for such payment. The Default Rate also shall be payable on the entire Loan Balance, if accelerated after an Event of Default (as hereinafter defined) or if not paid at maturity.

         H. PREPAYMENT: Borrower may not prepay the Loan in whole or in part prior to the Anticipated Repayment Date except as a result of Lender's election to apply any proceeds paid in connection with a casualty to or condemnation of the Property to reduce the Loan Balance. Notwithstanding the foregoing, however, if Lender shall not have entered into a Securitization on or before the first anniversary of the Loan Closing, then the Borrower may repay the Loan, in whole but not in part, on any interest payment date, upon not less than 60 days' prior written notice, subject, however to the payment of the Prepayment Charge (as hereinafter defined). In addition, in the event that Lender shall not have entered into a Securitization on or before the first anniversary of the Loan Closing but subsequently shall intend to enter into a Securitization, Lender shall so notify the Borrower and commencing on the date which is 90 days after the delivery of such notice, Borrower shall no longer have the right to prepay the Loan in whole or in part prior to the Anticipated Repayment Date.

         I. DEFEASANCE: Borrower may obtain a release of the lien of the Mortgage at any time after the third anniversary of any Securitization (as hereinafter defined) of the Loan, by depositing with Lender defeasance collateral consisting of direct noncallable U.S. Treasury securities in an amount equal to the amount of the Loan plus interest thereon through the Anticipated Repayment Date, and satisfying certain other conditions to be set forth in the Loan Documents.


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         J.  HAZARDOUS MATERIALS: The presence, disposal, spillage, discharge, or release of any hazardous materials on, under or from a Property in violation of applicable law shall be prohibited and Borrower shall covenant to comply with all environmental laws applicable to the Properties and shall indemnify Lender, its subsidiaries and affiliates, and such other entities as Lender deems necessary or appropriate, including any subsequent holder of the Loan, from any and all losses or damages, whenever or however arising, which result or allegedly result from any of the foregoing or which otherwise result from the violation of any law relating to environmental regulation, health or safety applicable to any Property, provided, however, that Borrower shall have no obligation to provide such indemnification in connection with hazardous materials which are initially released or placed on, in or under a Property after the earlier of (x) Lender taking possession of a Property following the occurrence of an Event of Default, and (y) Lender completing a foreclosure or otherwise taking title to a Property.

         K. LEASE APPROVAL: Provided no event of default (which shall include the giving of any applicable notice and the expiration of any applicable grace periods) under the Loan Documents (an "Event of Default") shall have occurred and be continuing, Lender shall not have the right to approve any leases executed subsequent to the Loan Closing, or renewals or extensions thereof; provided, however, that all such leases shall be on then market terms and comply with certain criteria to be set forth in the Loan Documents, substantially in accordance with the provisions of Exhibit A attached hereto.

         L. SUBORDINATION OF LEASES: All of the leases for the Properties entered into after the Loan Closing shall be made subject and subordinate to the lien of Lender's Mortgage, provided Lender shall execute its standard Subordination, Non- Disturbance, and Attornment Agreement for any and/or all of the leased space(s).

         M.  RENT ROLLS AND OPERATING STATEMENTS:

         Borrower shall provide to Lender, in addition to any other financial information which may be reasonably requested from time to time by Lender, the following financial statements and information:

         1. quarterly financial statements including a balance sheet and a statement of revenues and expenses, within forty-five (45) days after the end of each calendar quarter;


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         2.  annual balance sheets for each Property and annual audited financial statements for Borrower, within ninety (90) days after the end of each calendar year;

         3. quarterly, a detailed rent roll for each Property containing such information as may be reasonably requested by Lender, delivered within forty-five (45) days after the end of each calendar quarter;

         4. annual capital expenditure summaries for each Property, within forty-five (45) days after the end of each calendar year; and

         5. such other information with respect to the Properties or the Borrower as the Lender or any rating agency may reasonably request, which information is available to the Borrower in the ordinary course of its business and which will not cause the Borrower to incur any additional costs (other than de minimis amounts).

         N. MANAGER: The Properties shall be managed by a property manager acceptable to Lender, it being agreed that Tower Realty Operating Partnership, L.P. (or any other entity employed prior to the Loan Closing which is wholly owned by Tower Realty Operating Partnership, L.P., Tower Realty Trust, Inc. and/or any of the sponsors thereof) shall be acceptable to Lender. Lender shall have the option to replace the property manager in the event of an Event of Default. In the event the property manager is replaced, the new property manager shall have under management at least ten other office buildings in each of the geographic locations where the Properties are located with a total of at least 1,000,000 square feet. The property manager shall be automatically terminated as of the Anticipated Repayment Date if the Loan shall not have been repaid in full, in which event, provided that no Event of Default shall have occurred and be continuing, the Borrower shall select a new property manager (which may be the same as the property manager so terminated), subject, however, to rating agency confirmation.

         O. INSURANCE: Borrower shall furnish and maintain casualty insurance, liability insurance, workers' compensation insurance, rent insurance, builder's all-risk insurance (when applicable), boiler and machinery insurance and any other insurance reasonably requested at any time by Lender and/or as specified in the Mortgages covering the Properties and personal property used in the operation thereof, all of which must be acceptable to Lender. All insurance policies shall contain standard mortgagee clauses


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when applicable, in favor of Lender, such endorsements as may be requested by
Lender, and shall not be terminable without 30 days' prior written notice to Lender. Any coinsurance must be approved by Lender in its sole discretion. All insurance policies, or certified copies thereof, shall be deposited with Lender as evidence of such insurance until the Loan is fully paid. Not less than 30 days prior to the expiration date for each insurance policy, Borrower shall deliver replacement policies or renewals to Lender. All policies delivered in accordance with Borrower's loan application (the "Application") or issued in accordance with the Loan Documents may be part of a blanket policy of Borrower and shall be in amounts and with companies acceptable to Lender and rated at least "AA" (or its equivalent) by a national statistical rating agency and with an A.M. Best Company, Inc. rating of A or higher and a financial size category of not less than X.

         P. TAX AND INSURANCE DEPOSITS: In addition to any deposits required at the Loan Closing, Borrower shall make monthly deposits for real estate taxes, assessments and insurance equal to 1/12th of the annual amount next payable therefor, in order to accumulate with Lender sufficient funds to pay such taxes, assessments, and insurance 30 days prior to their due dates. In addition, at the Loan Closing, Borrower shall deposit an amount sufficient to make the next payment of real estate taxes, assessments and insurance premiums when due after taking into account the monthly deposits expected to be received pursuant to the preceding sentence 30 days prior to such due date. Such deposits are to be held by Lender or its designee in accordance with the provisions of the Cash Collateral Agreement. Interest on such deposits shall be paid to Borrower (by depositing the same in the Cash Collateral Account (as hereinafter defined).

         Q. ACCESS TO PROPERTY: Borrower shall grant Lender and its designees full access to all portions of the Property for inspection and testing purposes upon prior written notice, during normal business hours, and subject to the rights of tenants thereof.

         R. NON-RECOURSE OBLIGATION: Except as otherwise provided in the Loan Documents and as hereinafter summarized, collection of the indebtedness shall be enforced solely against the Properties described in the Mortgages and any other security further given to secure the Note. Borrower, however, shall be personally liable if and to the extent that: (i) Borrower or any affiliate, agent or employee of Borrower misappropriates any insurance or condemnation proceeds or awards; or (ii) there is any fraud or material misrepresentation by Borrower or any of its affiliates


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or any agent, employee or other person authorized or apparently authorized to make statements or representations on behalf of Borrower, any affiliate of Borrower.

         S.  RESTRICTED ACTIONS:

         1. While encumbered by the Mortgage, Borrower's interest in the Properties may not be sold or transferred, in whole or in part.

         2. Borrower shall not incur, create or assume any debt or any liabilities without the prior written consent of Lender; provided, however, Borrower may, without the consent of Lender, incur debt, not secured by liens on the Properties, for unsecured trade and operational debt incurred in the ordinary course of business with trade creditors which shall be paid within sixty (60) days following the date such sum was incurred.

         3. No transfers of direct or indirect beneficial interests in Borrower shall be permitted, except as permitted under the Mortgage (which include, subject to the terms and conditions contained therein, transfers of up to 49% of limited partner interests). Nothing shall be deemed to prohibit Tower Realty Trust, Inc. from issuing additional shares or from Tower Realty Operating Partnership, L.P. from issuing additional partnership units, or to prohibit the trading of units in Tower Realty Operating Partnership, L.P. or shares in Tower Realty Trust, Inc.

         4. Any alteration costing in excess of 5% of the Loan Amount without the delivery of cash, a letter of credit or other security, as security therefor, without Lender's prior written consent, shall not be permitted.

In the event any Restricted Action takes place without Lender's consent, an Event of Default shall occur and Lender shall have the right, at its sole option, to accelerate the Loan and declare the Loan Balance, together with all accrued interest and any applicable Prepayment Charge (as hereinafter defined), due and payable.

         T. RENTS: Borrower shall grant to Lender an assignment to collect and use the Rents as they become due and payable under the leases on the Properties in accordance with the Assignment of Leases and the Cash Collateral Agreement. The Assignment of Leases shall provide that upon the occurrence and during the continuance of an Event of Default and commencement of foreclosure proceedings, Lender may assume the management of the Proper-


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ties and collect the Rents, applying the same to the obligations due under the
Loan Documents.

         U. CASH COLLATERAL ACCOUNT: Lender's collateral for the Loan will include a cash collateral account for the Properties (the "Cash Collateral Account") established pursuant to the Cash Collateral Agreement. The Cash Collateral Agreement will require the Borrower to irrevocably instruct all tenants to pay all amounts due Borrower directly into the Cash Collateral Account. So long as no Event of Default has occurred and is continuing, the Borrower will be able to withdraw funds from the Cash Collateral Account to the extent the funds in the Cash Collateral Account are in excess of monthly debt service payment for the following month and other required escrows for the Loan have been funded. Notwithstanding the foregoing, if the Loan is not paid in full on or before the Anticipated Repayment Date, the Borrower will not be able to withdraw funds from the Cash Collateral Account and, after payment of operating expenses in respect of the Properties by the Lender, any remaining cash flow shall be applied to the outstanding principal balance of the Loan.

         V. ACCELERATION PREPAYMENT CHARGE: In the event Lender exercises its option to declare the Loan Balance, together with all accrued interest, due and payable as a result of an Event of Default (but not in the event of a casualty or condemnation), such acceleration shall be deemed to be a prepayment event and there shall be due an amount (a "Prepayment Charge") equal to the greater of one percent (1%) of the principal amount being prepaid and yield maintenance to the applicable United States Treasury rate.

         W. SECURITIZATION: Borrower shall be required to make certain information and a 10b-5 opinion( i.e., an opinion to the effect that, with respect to the sections of the applicable offering memorandum or prospectus relating to the Borrower, the Properties and the Loan, all information contained therein is accurate in all material respects and nothing has been omitted, the omission of which is materially misleading) and a non- consolidation opinion available to Lender in connection with the sale of the Note or participation therein or the successful securitization of rated single or multi-class securities (the "Securitization"), and shall make such representations and warranties as of the closing date of the Securitization with respect to the Properties as are customarily provided in securitization transactions. Borrower shall cooperate with Lender and the rating agencies in connection with the Securitization which shall include Borrower making available copies of unaudited financial


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information on the Properties to the rating agencies and availing itself to answer questions regarding the Properties raised by Lender or any rating agency, it being agreed that such cooperation shall not require the Borrower to agree to any change in the Loan documents that could increase its obligations or decrease its rights, except to a de minimis extent. Borrower's reasonable costs and expenses incurred at Lender's request in connection with the securitization (exclusive of the costs and expenses incurred in connection with the 10b-5 and nonconsolidation opinions), shall be paid by Lender. Nothing contained in the Loan Documents shall require Borrower to act as, or to undertake any of the obligations of, an issuer or co-registrant.

         X. CHOICE OF LAW: Certain rights and obligations of the parties with respect to the Loan Documents shall be determined in accordance with the laws of the state in which the applicable Property or cash collateral account is located. Notwithstanding the foregoing, the rights and obligations of the parties solely with respect to the Mortgage Loan Commitment issued by Lender, the Note and certain other matters, shall be determined in accordance with the laws of the State of New York.

         Y. ADDITIONAL PROVISIONS: Borrower acknowledges that the foregoing is only a summary of the material basic Loan terms, and that the Loan Documents will include such additional terms and conditions as Lender deems necessary or appropriate. To the extent that a conflict exists between any provision contained in this Summary and any provision contained in the executed Loan Documents, the provision contained in the Loan Documents shall control.


                          II. FEES AND PROCESSING COSTS

Borrower shall pay the following fees and processing costs to Lender in connection with the Loan, each of which shall be in the form of a bank cashier's or certified check delivered to Lender, or by wire transfer of immediately available funds to Lender, within the appropriate time period set forth below:

         A.  CLOSING COSTS: At the Loan Closing, Borrower shall pay:

         1. All costs to close the Loan and record the Loan Documents, including without limitation all customary title insurance premiums and fees, recording costs, transfer taxes, intangible taxes, filing and registration fees, mortgage and documentary


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stamp taxes, and any escrow account set-up or maintenance fees required by
Lender.

         2.  An origination fee equal to 1.00% of the Loan Amount.

         3.  The cost of a tax service contract, if required by Lender.

         4. All taxes, assessments and insurance escrows and other escrows due on or 30 days after the Loan Closing.

         If the Loan fails to close for any reason other than the default of Lender, Borrower shall pay any such reasonable expenses incurred by Lender, upon demand by the Lender therefor.

         B. TITLE POLICY AND FINANCING RECORDS CERTIFICATE: Borrower will, at its expense, order a title policy for each Property from a title insurance carrier acceptable to Lender. At or prior to the Loan Closing, in respect of each Property, Borrower shall provide Lender proof of payment of the premium for a full coverage loan title insurance policy issued by such title insurance company and a certification or search of the status of the applicable U.C.C. financing statement records and judgment and lis pendens records. The amount (including reinsurance schedules and agreements), form and content of the title insurance policy and endorsements thereto and the U.C.C. financing statement records certification shall be as required by Lender. Said title insurance policy shall insure Lender's interest created by the Loan Documents as a first and prior lien and shall show only such exceptions as Lender may have previously approved. If the Loan fails to close for any reason other than a default by Lender, Borrower shall pay the title insurance carrier any cancellation fee charged by it.

         C. CURRENT AS-BUILT SURVEY: Borrower, at its expense, shall provide to Lender and the title insurance carrier a current as-built survey of each Property (it being agreed that in the case of the New York Property, such survey shall be one customary in New York City, with a visual inspection). Such survey shall be certified by a licensed surveyor and such certification shall be dated no earlier than 60 days prior to the Loan Closing and shall be in compliance with Lender's survey specifications. The survey shall meet the Minimum Standard Detail Requirements and Classification for ALTA/ACSM Land Title Surveys and Lender's other requirements, which requirements shall be provided to Borrower by Lender.


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         D.  LEGAL FEES: At the Loan Closing, Borrower shall pay all reasonable fees and expenses of Lender's attorneys in connection with the preparation of the Loan Documents, review of title and survey, review of leases, and any other legal advice relating to the closing of the Loan; provided, however, if the Loan fails to close for any reason other than a default by Lender, such amounts shall be payable promptly upon demand by Lender therefor. In addition, Borrower shall pay all fees and expenses of its own legal counsel.

         E. REQUIRED REPAIRS: At or before closing and as a condition of the Loan Closing, Borrower shall pay the cost of any repairs which Lender may require to be completed as a condition of the Loan Closing or establish an escrow account for the same as described below.


                              III. ESCROW DEPOSITS

At the Loan Closing, in addition to all other deposits required herein, Borrower shall deliver to Lender the following amounts (the "Escrow Deposits") in connection with the Loan, as and to the extent required by Lender, after review of the Phase I Environmental Reports (as hereinafter defined), the Appraisals (as hereinafter defined) and the Engineering Reports (hereinafter defined) required as a condition of the Loan Closing (all Escrow Deposits, as well as all other deposits required herein, shall be place in interest-bearing accounts, with such interest accruing to the benefit of Borrower):

         A. REPLACEMENT RESERVE: A sum to be specified in the Loan Documents and deposited by Borrower at the Loan Closing. Thereafter, a monthly deposit equal to 1/12th of an amount to be specified in the Loan Documents. Such amounts will be used to provide a source of funds for capital repairs, replacements and improvements.

         B.  TENANT IMPROVEMENT AND LEASING COMMISSION RESERVE:
         A monthly deposit equal to 1/12th of an amount to be specified in the Loan Documents. Such amount will be used to provide a source of funds for tenant improvements and leasing commissions.

         C.  DEBT SERVICE RESERVE:     A monthly deposit equal to 1/12th of the
annual principal and interest payments due in respect of the Loan.

         D. OTHER ESCROW DEPOSIT ACCOUNTS: Such other deposit amounts and accounts for the uses specified in the Loan Documents.


                            IV. CONDITIONS OF CLOSING

         A. ARCHITECT/ENGINEER: Lender may retain an architect/engineer of its choice to review the plans and specifications and to inspect the Property in accordance with the requirements of Lender. The architect/engineer whom Lender retains may be the same one retained by Borrower. Borrower agrees to pay all reasonable fees of said architect/engineer. If any items are found to be in unsatisfactory condition by Lender or its inspecting architect/engineer, Borrower agrees to repair or replace such items to Lender's satisfaction or, at Lender's election to fund an escrow account therefor (as identified in Article III above) satisfactory to Lender prior to the Loan Closing. Lender shall not be obligated to close the Loan if an inspection report submitted by Lender's inspecting architect/engineer (an "Engineering Report") reveals any defects in the Property which Lender, in its sole judgment, deems material. Neither Lender's approval of the plans and specifications, nor any inspection(s) of the Property, shall constitute a warranty or representation to anyone by Lender or any of its agents, representatives, or designees as to the technical sufficiency, adequacy or safety of any structure or any of its components or any other physical condition or feature of the Properties.

         B. CERTIFICATES OF OCCUPANCY: Borrower shall deliver to Lender permanent Certificate(s) of Occupancy for all of the Properties, or in the event one does not exist, shall advise Lender of the reason for its non-existence. The Certificate(s) of Occupancy to be delivered to Lender shall confirm that all shell and tenant improvements and their uses comply fully with applicable zoning, building, and all other governmental laws, rules, regulations, and requirements. The Certificate(s) of Occupancy shall contain no exceptions or conditions or requirements to be fulfilled.

         C. PERMITS, LICENSES, AND APPROVALS: Borrower shall deliver to Lender all permits, licenses and approvals establishing the lawful construction, occupancy, and operation of the Property and if legal nonconforming use, evidence that improvements may be rebuilt to the same density. Lender shall not be expected to make an independent investigation of such evidence, and approval shall not be deemed to imply that Lender has passed on its adequacy.

         D. HAZARDOUS MATERIALS AND ENVIRONMENTAL REGULATIONS: The Phase I environmental reports ordered by Lender (the "Phase I Environmental Reports") must establish that the Properties are in compliance with the requirements of any federal, state, county, regional or local authority as to any environmental matters within the jurisdiction of such authority and that the Properties are not affected by any chemical material or substance, exposure to which is prohibited, limited or regulated by any federal, state, county, regional or local authority or which, even if not so regulated, is known to pose a hazard to the health and safety of the occupants of the Properties or of property adjacent to the Properties. If the Phase I Environmental Reports do not conclusively establish the foregoing, Lender will require additional evidence satisfactory to it which conclusively establishes the foregoing prior to the Loan Closing. Lender also reserves the right to conduct its own investigation of the Properties. Lender shall be under no obligation to close the Loan if Lender in its sole discretion believes that any risks associated with hazardous materials or other environmental matters have not been satisfactorily mitigated by Borrower prior to the Loan Closing.

         E. CONDEMNATION: Lender shall not be obligated to close the Loan if any condemnation proceedings have been threatened in writing or commenced against any part of the Property.

         F. CASUALTY: Lender shall not be obligated to close the Loan if the Property has been materially damaged due to fire or other casualty.

         G. APPRAISALS: Lender shall obtain MAI appraisals for the Properties at Borrower's expense, which appraisals must be satisfactory to Lender, and indicate, among other things, that the Loan Amount is not in excess of 70% of the value of the Properties.

         H. ORGANIZATIONAL COMPLIANCE: Upon request of Lender, Borrower shall furnish evidence satisfactory to Lender of compliance with all laws related to Borrower's structure, including Blue Sky laws and laws and regulations of the Securities and Exchange Commission to the extent applicable. Evidence of authority similar to that requested of Borrower may also be requested of any entity which is a principal, partner, member or shareholder of Borrower or any owner thereof.

         I. FINANCIAL CONDITION: Lender must be satisfied that, at the time of the Loan Closing, the financial condition of Borrower and its principals has not materially deteriorated from the financial condition previously represented to it. Borrower agrees to furnish such credit and financial information as Lender may reasonably request from time to time and hereby authorizes Lender to obtain such information from third parties as it may deem necessary or appropriate. If any such financial deterioration has occurred, if any action is threatened in writing or pending under any bankruptcy or insolvency laws, or if there is any other litigation pending that might materially or adversely affect Lender's interest as lender, Lender shall not be obligated to make any Loan disbursements.

         J. LEGAL OPINION: Borrower's counsel shall deliver to Lender a legal opinion at the Loan Closing which must be satisfactory to Lender in scope, form and substance, covering such matters as specified by Lender, including but not limited to, (i) the fact that all Loan Documents have been duly authorized, executed and delivered by Borrower, are valid and binding upon Borrower, and are enforceable in accordance with their terms, with appropriate qualifications,
(ii) the due formation and organization of Borrower and (iii) other matters required by Lender. Lender may also request an opinion from Borrower's counsel to the effect that the Loan is not usurious or otherwise illegal under applicable law and may further require certain opinions addressing substantive nonconsolidation.

         K. COMPLETE TAX PARCELS: Borrower shall also provide evidence, satisfactory, to Lender, that the Properties each consist of one or more complete and distinct tax parcels.


                           V. MISCELLANEOUS PROVISIONS

         A. BROKERAGE COMMISSION: Borrower and Lender shall each represent that neither has dealt with a broker or other finder in connection with this transaction and shall indemnify and hold the other party and its affiliates, employees, officers, directors and agents harmless from and against any and all claims, liabilities, costs or expenses which it or any such affiliate, employee, officer, director or agent may incur by reason of the assertion of any claim for any such finder's or brokerage fees, commissions or other compensation. This indemnity shall survive the Loan Closing.

         B. NON-ASSIGNABILITY: This Mortgage Loan Commitment is not assignable by Borrower by operation of law or otherwise, and any purported assignment shall be null and void entitling Lender to terminate this Mortgage Loan Commitment.

         C. PUBLICITY: Permission is hereby given to Lender and any subsequent holder of the Loan to release publicity articles concerning the financing of the Property. Notwithstanding the foregoing, any such articles shall be subject to the Borrower's prior approval, which approval shall not be unreasonably withheld.

         D. JURISDICTION AND PROCESS: Borrower hereby consents to the exclusive jurisdiction of any New York state court or United States Federal Court sitting in New York, over any suit, action or proceeding arising out of or relating to the Mortgage Loan Commitment (other than a foreclosure proceeding, in which event any such action, suit or proceeding shall be brought in the appropriate forum in the state in which the Property is located), and further consents to process being served in any such suit, action, or proceeding either by mailing a copy thereof to Borrower or by any other means prescribed by New York or federal law. Borrower agrees that such service shall be deemed effective service of process upon Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon Borrower. Borrower further waives, to the fullest extent permitted by law, any objection it may have to the venue of any such suit, action or proceeding, on the basis that such suit, action or proceeding has been brought in an inconvenient forum.

         E. CREDIT REVIEW: Borrower understands that Lender or its representatives will make inquiries to obtain information concerning the character, general reputation, personal characteristics, financial and credit data of Borrower and its sponsors or principals. Upon Lender's request, Borrower shall provide additional information as to such matters.

         F. SALE OF LOAN: Borrower understands that after the Loan Closing, Lender will sell this Loan in the secondary market and will, in connection therewith, transfer and assign all collateral security therefor and all information concerning Borrower and the Properties.

         This Mortgage Loan Commitment is issued by Lender as of the 4th day of October, 1997.

                                       Very truly yours,

                                       MERRILL LYNCH CREDIT CORPORATION


                                       By: /s/ Lawrence Miller
                                           -------------------------------------
                                       Its: Authorized Signatory

Accepted:

Borrower:

TOWER REALTY OPERATING PARTNERSHIP, L.P.


By: /s/ Joseph Kasman
    ------------------------------------
     Name: Joseph Kasman
     Title: CEO

Date: October 4, 1997